UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report  (Date of Earliest Event Reported):

March 13, 2013

SUPERMEDIA INC.

(Exact name of registrant as specified in its charter)

Delaware	1-32939	20-5095175
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2200 West Airfield Drive, P.O. Box 619810, DFW Airport, Texas 75261

(Address of Principal Executive Offices)

(972) 453-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03              Bankruptcy or Receivership.

On March 18, 2013, SuperMedia Inc. (“SuperMedia”) and all of its domestic subsidiaries (collectively, the “Debtors”) filed voluntary bankruptcy petitions (the “bankruptcy petitions”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) for reorganization relief under the provisions of chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”).

Concurrently with the bankruptcy petitions, the Debtors have filed and requested confirmation of a prepackaged plan of reorganization (the “prepackaged plan”).  The prepackaged plan seeks to effect the proposed merger and related transactions contemplated by the Amended and Restated Agreement and Plan of Merger, dated as of December 5, 2012 (the “Merger Agreement”), between SuperMedia, Dex One Corporation (“Dex One”), Newdex Inc. (“Newdex”), and Spruce Acquisition Sub, Inc. (“Merger Sub”), pursuant to which Dex One will be merged with and into Newdex, with Newdex continuing as the surviving corporation, and Merger Sub will be merged with and into SuperMedia, with SuperMedia continuing as the surviving corporation (the “mergers” and collectively with the other transactions contemplated by the Merger Agreement, the “transaction”).  As a result of the mergers, Newdex will become a newly listed company and SuperMedia will become a direct wholly owned subsidiary of Newdex.

The filing of the bankruptcy petitions constituted an event of default under its term loan agreement, dated December 31, 2009 (as amended, the “SuperMedia Credit Facility”), with certain financial institutions and JP Morgan Chase Bank, N.A. as administrative agent and collateral agent.  Pursuant to a support agreement executed by lenders holding more than two-thirds of the loans under the SuperMedia Credit Facility, however, the lenders have agreed to support the prepackaged plan and waive the default triggered by the filing of the bankruptcy petitions.

The Debtors will continue to operate their businesses as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.  A copy of the press release dated March 18, 2013, announcing, among other things, the filing of the bankruptcy petitions, is hereby furnished and attached hereto as Exhibit 99.1.

Item 2.04                                           Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information required by Item 2.04 relating to the SuperMedia Credit Facility is contained in Item 1.03 above and is incorporated herein by reference.

Item 5.07              Submission of Matters to a Vote of Security Holders.

Special Meeting Proposals

On March 13, 2013, SuperMedia held a special meeting of its stockholders.  At the special meeting, the stockholders voted on the following three proposals:

1.                                      the approval and adoption of the Merger Agreement, as it may be amended from time to time, and the transactions it contemplates;

2.                                      the approval, on a non-binding, advisory basis, of the compensation that may be paid or become payable to SuperMedia’s named executive officers that is based on or otherwise relates to the transaction; and

3.                                      the approval of the adjournment of the special meeting, including, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve either of the other two proposals presented at the special meeting.

The number of shares present in person or by proxy at the special meeting was 8,121,463, representing 51.85% of the 15,664,432 shares issued and outstanding that were entitled to vote on January 25, 2013, the record date for the special meeting.  The final voting results were as follows:

Proposal 1.  The proposal to approve and adopt the Merger Agreement, as it may be amended from time to time, and the transactions it contemplates, received the following votes:

Votes for approval	8,118,018
Votes for approval as a percentage of votes cast	99.96%
Votes against approval	2,545
Abstentions	900

Proposal 2.  The proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to SuperMedia’s named executive officers that is based on or otherwise relates to the transaction, received the following votes:

Votes for approval	7,492,555
Votes for approval as a percentage of votes cast	92.26%
Votes against approval	537,125
Abstentions	91,783

Proposal 3.  The proposal to approve the adjournment of the special meeting, including, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve either of the other two proposals presented at the special meeting, received the following votes:

Votes for approval	8,000,474
Votes for approval as a percentage of votes cast	98.51%
Votes against approval	33,446
Abstentions	87,543

Prepackaged Plan

Also on March 13, 2013, SuperMedia’s stockholders and the lenders under the SuperMedia Credit Facility each voted to accept the prepackaged plan.  The final voting results were as follows:

Stockholders:

Total shares voting	8,074,763
Votes accepting prepackaged plan	8,059,222
Votes for acceptance as a percentage of votes cast	99.81%
Votes rejecting prepackaged plan	15,541
Total shares accepting as percentage of total amount outstanding	51.55%

Lenders:

Total amount voting	$1,324,275,668.71
Amount accepting prepackaged plan	$1,324,275,668.71
Amount accepting as a percentage of total amount voting	100.00%
Amount rejecting prepackaged plan	$0.00
Amount accepting as a percentage of total amount outstanding	91.84%

Total lenders voting	214
Lenders accepting prepackaged plan	214
Votes for acceptance as a percentage of votes cast	100.00%
Lenders rejecting prepackaged plan	0

Item 9.01              Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated March 18, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERMEDIA INC.

	By:	/s/ Cody Wilbanks
		Name:	Cody Wilbanks
		Title:	Executive Vice President,
General Counsel and Secretary

Date: March 18, 2013

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated March 18, 2013.